
---------------------------                                                              ----------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
---------------------------                   Washington, D.C. 20549                     ----------------------------
[_]Check this box                                                                        OMB Number:        3235-0287
if no longer subject                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires:   December 31, 2001
of Section 16. Form 4                                                                    Estimated average burden
or Form 5 obligations        Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
may continue. See             Act of 1934, Section 17(a) of the Public Utility Holding    ----------------------------
Instruction 1(b).                   Company Act of 1935 or Section 30(f) of the
                                          Investment Company Act of 1940


               (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*


________________________________________________________________________________
   (Last)       (First)      (Middle)

McKibben,         Craig       L.
________________________________________________________________________________
               (Street)

135 East 57th Street, 32nd Floor
________________________________________________________________________________
   (City)      (State)       (Zip)

New York, New York  10022
________________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

 Ampex Corporation (AXC)
________________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4. Statement for Month/Year

   11/00
________________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]  Director                             [_]  10% Owner

   [X]  Officer (give title below)           [_]  Other (specify below)

Vice President, Treasurer
---------------------------
________________________________________________________________________________
7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [_]  Form filed by More Than One Reporting Person
________________________________________________________________________________
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
________________________________________________________________________________


1.                                    2.             3.           4.                             5.             6.       7.
Title of Security                     Transaction    Transaction  Securities Acquired (A) or     Amount of      Owner-   Nature of
(Instr. 3)                            Date           Code         Disposed of (D)                Securities     ship     Indirect
                                      (Month/Day)    (Instr. 8)   (Instr. 3, 4 and 5)            Beneficially   Form:    Beneficial
                                       Year)         ----------------------------------------    Owned at End   Direct   Ownership
                                                     Code     V      Amount    (A)or    Price    of Month       (D) or   (Instr. 4)
                                                                               (D)               (Instr. 3      Indirect
                                                                                                 and 4)         (I)
                                                                                                                (Instr.4)
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
Class A Common Stock                  11/22/00       S               5,000       D      $0.625   214,656            D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
________________________________________________________________________________


1.                  2.       3.       4.       5.            6.                7.                8.       9.        10.      11.
Title of            Conver-  Trans-   Trans-   Number of     Date              Title and Amount  Price    Number    Owner-   Nature
Derivative          sion     action   action   Derivative    Exercisable and   of Underlying     of       of        ship     of
Security            or       Date     Code     Securities    Expiration Date   Securities        Deriv-   Deriv-    Form     In-
(Instr. 3)          Exer-    (Month/  (Instr.  Acquired (A)  (Month/Day/Year)  (Instr. 3 and 4)  ative    ative     of       direct
                    cise     Day/     8)       or Disposed                                       Secur-   Secur-    Deriv-   Bene-
                    Price    Year)             of(D)                                             ity      ities     ative    ficial
                    of                         (Instr. 3,                                        (Instr.  Bene-     Secur-   Owner-
                    Deriv-                     4 and 5)                                          5)       ficially  ity:     ship
                    ative             ---------------------------------------------------------           Owned     Direct   (Instr.
                    Secur-            Code V    (A)   (D)    Date     Expira-  Title     Amount           at End    (D) or   4)
                    ity                                      Exer-    tion               or               of        In-
                                                             cisable  Date               Number           Month     direct
                                                                                         of               (Instr.   (I)
                                                                                         Shares           4)        (Instr.
                                                                                                                    4)
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


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

Explanation  of  Responses:


           /s/ Craig L. McKibben                               12/1/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
            Craig L. McKibben



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.